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Exhibit 5.1

Cooley Godward LLP	ATTORNEYS AT LAW One Maritime Plaza 20th Floor San Francisco, CA 94111-3580 Main 415 693-2000 Fax 415 951-3699	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000
December 17, 2004	www.cooley.com	San Diego, CA 858 550-6000
BroadVision, Inc.
585 Broadway Redwood City, CA 94063	KENNETH L. GUERNSEY (415) 693-2091 kguernsey@cooley.com

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by BroadVision, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 17,083,304 shares of common stock of the Company, par value $0.0001 per share (the "Common Stock"), issuable upon conversion of the Company's Senior Subordinated Secured Convertible Notes (the "Notes")(the "Note Shares"), issuable upon conversion of additional Senior Subordinated Secured Convertible Notes (the "Additional Notes"), issuable upon exercise of additional investment rights (the "Additional Investment Rights")(the "Additional Note Shares"), issuable as payment of interest under the original Notes and the Additional Notes (the "Interest Shares"), and issuable upon the exercise of Warrants to Purchase Common Stock (the "Warrants")(the "Warrant Shares"). The Company's Notes, Additional Investment Rights and Warrants were issued pursuant to that certain Securities Purchase Agreement, dated November 10, 2004, by and between the Company and each Investor thereto. The Note Shares, Additional Note Shares, Interest Shares and Warrant Shares may be sold by certain stockholders as described in the Registration Statement.

        In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Note Shares and the Additional Note Shares when issued upon conversion of the Company's Senior Subordinated Secured Convertible Notes, (ii) the Interest Shares when issued as payment of interest under the Notes and the Additional Notes and (iii) the Warrant Shares when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ KENNETH L. GUERNSEY Kenneth L. Guernsey

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  Exhibit 5.1